Exhibit 99.1

Stryve Foods, Inc. Secures $4.1 Million in Funding to Support Growth

PLANO, Texas, April 20, 2023 — Stryve Foods, Inc. (“Stryve” or “the Company”) (NASDAQ: SNAX), an emerging healthy snack and eating platform disrupting traditional consumer packaged goods (CPG) categories, and a leader in the air-dried meat snack industry in the United States, announced securing an additional $4.1 million in funding to support its growth.

“We are pleased to secure additional financing to fund our working capital needs, which will allow us to fuel our growth as we deliver against our increasing demand,” commented Chris Boever Chief Executive Officer. “With our strategic plan progressing as expected, we see significant improvements in our cost model across our business. Our productivity program is unlocking operational improvements resulting in further cost reductions and better margins. Customer response to our category growth solution and new packaging has been exceptional. We are pleased with our progress and committed to our long-term financial goals.”

“We have secured approximately $4.1 million in additional debt financing to support the business and allow us to execute on our near-term ramp in quality distribution,” commented Alex Hawkins Chief Financial Officer.

The $4.1 million in debt financing is in the form of secured promissory notes subordinate to Stryve’s senior lenders and was funded by a combination of various accredited investors and Stryve insiders. The notes accrue interest annually at a rate of 12%. Each Lender that purchased notes received a warrant to purchase one share of the Company’s Class A common stock for each $0.5134 of the principal amount of the Notes, for an aggregate of 7,964,550 Warrants. Each Warrant is exercisable immediately at an exercise price of $0.5134 and will expire three years and three months from the date of issuance.

About Stryve Foods, Inc.

Stryve is a premium air-dried meat snack company that is conquering the intersection of high protein, great taste, and health under the brands of Braaitime, Kalahari, Stryve, and Vacadillos is a healthy snacking and food company that manufactures, markets and sells highly differentiated healthy snacking and food products that is planned to disrupt traditional snacking and CPG categories. Stryve’s mission is “to help Americans eat better and live happier, better lives.” Stryve offers convenient products that are lower in sugar and carbohydrates and higher in protein than other snacks and foods. Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari®, Braaitime®, and Vacadillos® brand names. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar*, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paleo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today. Stryve also markets and sells human-grade pet treats under the brand Two Tails, made with simple, all-natural ingredients and 100% real beef with no fillers, preservatives, or by-products.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets, as well as directly to consumers through its ecommerce websites and through the Amazon platform. For more information about Stryve, visit www.stryve.com or follow us on social media at @stryvebiltong.

* All Stryve air-dried products contain zero grams of added sugar, with the exception of the Chipotle Honey flavor of Vacadillos, which contains one gram of sugar per serving.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “may”, “will”, “would”, “could”, “intend”, “aim”, “believe”, “anticipate”, “continue”, “target”, “milestone”, “expect”, “estimate”, “plan”, “outlook”, “objective”, “guidance” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including, but not limited to, statements regarding Stryve’s plans, strategies, objectives, targets and expected financial performance. These forward-looking statements reflect Stryve’s current views and analysis of information currently available. This information is, where applicable, based on estimates, assumptions and analysis that Stryve believes, as of the date hereof, provide a reasonable basis for the information and statements contained herein. These forward-looking statements involve various known and unknown risks, uncertainties and other factors, many of which are outside the control of Stryve and its officers, employees, agents and associates. These risks, uncertainties, assumptions and other important factors, which could cause actual results to differ materially from those described in these forward-looking statements, include: (i) the inability to achieve profitability due to commodity prices, inflation, supply chain interruption, transportation costs and/or labor shortages; (ii) the ability to meet financial and strategic goals, which may be affected by, among other things, competition, supply chain interruptions, the ability to pursue a growth strategy and manage growth profitability, maintain relationships with customers, suppliers and retailers and retain its management and key employees; (iii) the risk that retailers will choose to limit or decrease the number of retail locations in which Stryve’s products are carried or will choose not to carry or not to continue to carry Stryve’s products; (iv) the possibility that Stryve may be adversely affected by other economic, business, and/or competitive factors; (v) the effect of the COVID-19 pandemic on Stryve; (vi) the possibility that Stryve may not achieve its financial outlook; (vii) risks around the Company’s ability to continue as a going concern and (viii) other risks and uncertainties described in the Company’s public filings with the SEC. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those projections and forward-looking statements are based.

Investor Relations Contact:

Three Part Advisors, LLC

Sandy Martin or Phillip Kupper

smartin@threepa.com or pkupper@threepa.com

214-616-2207 or 817-778-8339

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